Exhibit 4.4

IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K, CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2022 by and among:

1.	QuantaSing Group Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	Even Par Holding Limited, a company organized and existing under the laws of the British Virgin Islands (the “BVI Company”);

3.	the HK Subsidiary and the BVI Subsidiary, as listed in Exhibit A attached hereto;

4.	the WFOE, as listed in Exhibit B attached hereto;

5.	the PRC Affiliates, as listed in Exhibit C attached hereto;

6.	LI Peng (李鹏), the PRC ID Number [***] (the “Founder”);

7.	K2 EVERGREEN PARTNERS LIMITED (the “K2 Evergreen”);

8.	K2 FAMILY PARTNERS LIMITED (the “K2 Family”);

9.

K2 PARTNERS III LIMITED (the “K2 III”, together with K2 Evergreen and K2 Family, the “K2” or the “Series A Investors” (as for K2 Family and K2 III, with respect to the Series A Preferred Shares K2 Family and K2 III hold in the Company), each a “Series A Investor”);

10.	DCM Ventures China Fund (DCM VIII), L.P. (the “DCM Ventures”);

11.	DCM VIII, L.P. (the “DCM VIII”);

12.

DCM Affiliates Fund VIII, L.P. (the “DCM Affiliates”, together with DCM Ventures and DCM VIII, collectively the “DCM”; DCM together with K2 Family and K2 III (as for DCM, K2 Family and K2 III, with respect to the Series B Preferred Shares DCM, K2 Family and K2 III hold in the Company), collectively the “Series B Investors”, each a “Series B Investor”);

13.	GGV Discovery I, L.P. (the “GGV Discovery”);

14.	GGV Capital VI Entrepreneurs Fund L.P. (the “GGV Capital”, together with GGV Discovery, collectively the “GGV”);

15.

Prospect Avenue Capital Inc. (the “PAC Entity”, together with GGV (as for GGV, with respect to the Series B-1 Preferred Shares GGV hold in the Company), collectively the “Series B-1 Investors”, and each a “Series B-1 Investor”; the Series B-1 Investors together with the Series B Investors, the “Class B Investors”, and each a “Class B Investor”);

16.	Qiming Venture Partners VI, L.P. (the “Qiming Venture”);

17.

Qiming Managing Directors Fund VI, L.P. (the “Qiming Fund”, together with Qiming Venture, collectively “Qiming”; Qiming together with K2 Family, K2 III, DCM and GGV (as for K2 Family, K2 III, DCM and GGV, with respect to the Series C Preferred Shares K2 Family, K2 III, DCM and GGV hold in the Company), collectively the “Series C Investors”, and each a “Series C Investor”);

18.

Prospect Avenue Capital Limited Partnership (the “PAC Fund”, together with Qiming and GGV (as for Qiming and GGV, with respect to the Series D Preferred Shares respectively held by them in the Company), collectively, the “Series D Investors”, and each a “Series D Investor”);

19.	VM EDU Fund I, L.P. (the “VME”);

20.	Lingfeng Capital Partners Fund I, LP (the “Lingfeng”); and

21.

Foley Square Investment Limited (the “Foley Investment”, together with PAC Entity and PAC Fund, collectively the “PAC”; Foley Investment together with VME, Lingfeng, GGV, and Qiming (as for Qiming, and GGV, with respect to the Series E Preferred Shares respectively held by them in the Company), collectively the “Series E Investors”, and each a “Series E Investor”; the Series E Investors together with the Series D Investors, the Series C Investors, the Class B Investors and the Series A Investors, collectively the “Investors”, and each an “Investor”).

The Company, the BVI Subsidiary, the HK Subsidiary, the WFOE and the PRC Affiliates are referred to collectively herein as the “Group Companies”, and each a “Group Company”. The WFOE and the PRC Affiliates are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”.

RECITALS

A. Witty network Limited (the “Witty”), the Founder, the Series A Investors and other relevant parties have entered into a Series A Preferred Shares Purchase Agreement dated April 25, 2017 (the “Series A Share Purchase Agreement”), under which Witty has issued and allotted certain number of Series A convertible preferred shares, par value US$0.0001 per share (the “Series A Preferred Shares”) to the Series A Investors.

B. Witty, the Founder and the Series B Investors have entered into a Series B Preferred Shares Purchase Agreement dated April 23, 2018 (the “Series B Share Purchase Agreement”), under which Witty has issued and allotted certain number of Series B convertible preferred shares, par value US$0.0001 per share (the “Series B Preferred Shares”) to the Series B Investors.

C. Witty, the Founder and the Series B-1 Investors have entered into a Series B-1 Preferred Shares Purchase Agreement dated May 17, 2018 (the “Series B-1 Share Purchase Agreement”), under which Witty has issued and allotted certain number of Series B-1 convertible preferred shares, par value US$0.0001 per share (the “Series B-1 Preferred Shares”, together with the Series B Preferred Shares, the “Class B Preferred Shares”) to the Series B-1 Investors.

D. Witty, the Founder and the Series C Investors have entered into a Series C Preferred Shares Purchase Agreement dated June 7, 2018 (the “Series C Share Purchase Agreement”), under which Witty has issued and allotted certain number of Series C convertible preferred shares, par value US$0.0001 per share (the “Series C Preferred Shares”) to the Series C Investors.

E. Witty, the Founder and the Series D Investors have entered into a Series D Preferred Shares Purchase Agreement dated August 13, 2020 (the “Share D Purchase Agreement”), under which Witty has issued and allotted certain number of Series D convertible preferred shares, par value US$0.0001 per share (the “Series D Preferred Shares”) to the Series D Investors.

F. Witty, the Founder and the Series E Investors have entered into a Series E Preferred Shares Purchase Agreement dated November 4, 2020 (the “Share Purchase Agreement”, together with the Series A Purchase Agreement, the Series B Purchase Agreement, the Series B-1 Purchase Agreement, the Series C Purchase Agreement, and the Series D Purchase Agreement, collectively the “Share Purchase Agreements”), under which Witty shall issue and allot certain number of Series E convertible preferred shares, par value US$0.0001 per share (the “Series E Preferred Shares”, together with the Series D Preferred Shares, the Series C Preferred Shares, the Class B Preferred Shares and the Series A Preferred Shares, the “Preferred Shares”) to the Series E Investors.

G. On May 31, 2021, the board of directors of Witty and the shareholders of Witty approved the spin-off of certain onshore and offshore legal entities and businesses of Witty in order to adapt to the business development (the “Witty Restructuring”). On the same date, in connection with the consummation of the transactions contemplated by the Witty Restructuring, the shareholders of Witty, EW Technology, or their respective affiliated entities entered into a shareholders agreement (the “EW Shareholders Agreement”), and various agreements, instruments or document in connection with the Witty Restructuring for the governance, management and operations of the Group Companies and for the rights and obligations between and among the Investors and EW Technology. Pursuant to the Witty Restructuring, EW Technology issued shares at par value of to each of the shareholders of Witty or their respective affiliated entities designed by such shareholders immediately prior to the Witty Restructuring and the shareholding of EW Technology after the issuance was the same as Witty’s shareholding structure immediately prior to the Witty Restructuring.

H. Further to adapt to the business development, the board of directors of EW Technology and the shareholders of EW Technology have approved the spin-off of the onshore and offshore legal entities and businesses of EW Technology as described therein (the “Restructuring”), respectively. Pursuant to the Restructuring, the Company will issue shares at par value to each of the shareholders of EW Technology or their respective affiliated entities designed by such shareholders immediately prior to the Restructuring and the shareholding structure of the Company after the issuance will be the same as EW Technology’s shareholding structure immediately prior to the Restructuring.

I. On May 31, 2022, in connection with the consummation of the transactions contemplated by the Restructuring, the parties hereto and other relevant parties desire to enter into a shareholders agreement (the “Prior QS Shareholders Agreement”) and various agreements, instruments or documents in connection with the Restructuring for the governance, management and operations of the Group Companies and for the rights and obligations between and among the Investors and the Company.

J. The parties to the Prior QS Shareholders Agreement desire to amend and restate the Prior QS Shareholders Agreement in its entirety pursuant to the terms set forth in this Agreement, and the parties to the Prior QS Shareholders Agreement have agreed that the Prior QS Shareholders Agreement shall be of no further force and effect and further that the rights granted to the Parties hereto under this Agreement shall, upon its execution, supersede the rights granted to such parties under the Prior QS Shareholders Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. INFORMATION RIGHTS; BOARD REPRESENTATION.

1.1. Information and Inspection Rights.

(a) Information Rights. Each of the Group Companies covenants and agrees that, commencing on the date of this Agreement, for so long as any Preferred Shares are outstanding, the Group Companies shall deliver to each holder of the Preferred Shares:

(i) audited annual consolidated financial statements, within forty-five (45) days after the end of each fiscal year, prepared in conformance with the PRC generally accepted accounting principles (“PRC GAAP”) and audited by the accounting firms acceptable to the Investors, with comparison with actual result against annual capital expenditure and operations budget;

(ii) unaudited monthly consolidated balance sheet, cash flow statement and income statement, within fifteen (15) days after the end of each month, prepared in conformance with the PRC GAAP, with comparison with actual result against annual capital expenditure, management report and operations budget, if requested by such holder of Preferred Shares within seven (7) days before the end of such month;

(iii) unaudited quarterly consolidated balance sheet, cash flow statement and income statement, within thirty (30) days after the end of each quarter, prepared in conformance with the PRC GAAP, with comparison with actual result against annual capital expenditure, management report and operations budget, if requested by such holder of Preferred Shares within seven (7) days before the end of such quarter;

(iv) an annual capital expenditure, operations budget (including but not limited to the investment in the fixed assets) and the strategic plan of the Group Companies for the following fiscal year, as approved by the Board, within thirty (30) days prior to the end of each fiscal year;

(v) copies of all Company documents or other Company information sent to any shareholder;

(vi) upon the written request by any holder of Preferred Shares, such other information as such holder of Preferred Shares shall reasonably request from time to time (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to such holder of Preferred Shares pursuant to this Section 1.1(a) shall include an income statement, a balance sheet and a cash flow statement for the relevant period as well as for the fiscal year to-date and shall be prepared in conformance with the PRC GAAP.

(b) Inspection Rights. Each of the Group Companies further covenants and agrees that, commencing on the date of this Agreement, for so long as any Preferred Shares are outstanding, each holder of Preferred Shares shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours upon reasonable prior notice to the Group Companies, (ii) the right to discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers, and (iii) the right to be informed by the Company immediately upon the occurrence of any material change of the business plan or any change of senior management (the “Inspection Rights”).

(c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon consummation of a firm commitment underwritten public offering of the class A ordinary shares of the Company (“Class A Ordinary Shares”, together with class B ordinary shares of the Company, collectively the “Ordinary Shares”) in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”) or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange; provided that such similar offering is subject to the prior written approval of the holders of more than fifty percent (50%) of the then outstanding Series A Preferred Shares (the “Series A Preferred Majority”), the holders of more than fifty percent (50%) of the then outstanding Class B Preferred Shares (the “Class B Preferred Majority”), the holders of more than fifty percent (50%) of the then outstanding Series C Preferred Shares (the “Series C Preferred Majority”), the holders of more than fifty percent (50%) of the then outstanding Series D Preferred Shares (the “Series D Preferred Majority”) and the holders of more than fifty percent (50%) of the then outstanding Series E Preferred Shares (the “Series E Preferred Majority”, together with the Series A Preferred Majority, Class B Preferred Majority, Series C Preferred Majority, Series D Preferred Majority, collectively the “Preferred Majority”) (the said public offering, a “Qualified Initial Public Offering”).

1.2. Board of Directors. The First Memorandum and Articles of Association of the Company (the “Articles”) shall provide that the board of the directors of the Company (the “Board”) shall consist of up to thirteen (13) members, which number of members shall not be changed except pursuant to an amendment to the Articles. Effective from the date hereof,

(i) VME shall be entitled to appoint and remove one (1) director to the extent it holds not less than three point five percent (3.5%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “VME Director”);

(ii) PAC shall be entitled to appoint and remove one (1) director to the extent it holds not less than four point five percent (4.5%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “PAC Director”);

(iii) Qiming shall be entitled to appoint and remove one (1) director to the extent it holds not less than four point five percent (4.5%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “Qiming Director”);

(iv) GGV shall be entitled to appoint and remove one (1) director to the extent it holds not less than four point five percent (4.5%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “GGV Director”);

(v) DCM shall be entitled to appoint and remove one (1) director to the extent it holds not less than seven percent (7%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “DCM Director”);

(vi) K2 shall be entitled to appoint and remove one (1) director to the extent it holds not less than seven percent (7%) of the Ordinary Shares issued and outstanding of the Company (calculated on an as-converted basis) (the “K2 Director”, together with DCM Director, GGV Director, Qiming Director, VME Director and PAC Director, the “Investor Directors”, and each an “Investor Director”);

(vii) BVI Company shall be entitled to appoint and remove at least seven (7) directors (the “Ordinary Directors”).

For the avoidance of doubt, (a) the Founder (A) shall be one (1) of the Ordinary Directors, and (B) will act as the chairman of the Board, and (b) in the event that the BVI Company appoints less than seven (7) Ordinary Directors to the Board, the Founder as an Ordinary Director shall have that number of votes in any Board meeting on a poll, and such number of votes shall be equal to the balance of (x) the total number of Ordinary Directors that the BVI Company is entitled to appoint and (y) the number of Ordinary Directors that the BVI Company actually appoints minus one (1), and any other directors of the Board shall have one (1) vote each in the board meetings on a poll; and in the event that the BVI Company appoints seven (7) Ordinary Directors to the Board, each director of the Board shall have one (1) vote in the board meetings on a poll. If any Investor loses the right to appoint the director that it is entitled to appoint and remove due to the reason of failing to meet the requirement of shareholding threshold, such board seat shall be appointed and removed by the BVI Company.

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than seven (7) directors, which shall include each Investor Director. A meeting of directors will be adjourned to the same time and place one (1) week thereafter if a quorum is not present at that Board meeting. If at such adjourned meeting a quorum is still not present within forty-five (45) minutes from the time appointed for the meeting, the directors present shall constitute a quorum. At such adjourned meeting, any business that might have been transacted at the meeting may be transacted as originally notified. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

Lingfeng shall be entitled to appoint one (1) observer of the Board to attend all meetings of the Board in a non-voting observer capacity, subject to the exceptions and limitations set forth in the Management Rights Letter by and between the Company and Lingfeng.

1.3. The BVI Subsidiary, HK Subsidiary, the WFOE and the PRC Affiliates. Each of the BVI Subsidiary, HK Subsidiary, the WFOE and the PRC Affiliates shall have the same number of directors as the Company, and the Investors shall be entitled to appoint and remove the same number of directors to each of the BVI Subsidiary, the HK Subsidiary, the WFOE and the PRC Affiliates as they are entitled to appoint and remove to the Company.

1.4. Termination. The provisions of Sections 1.2 and 1.3 shall terminate upon a Qualified Initial Public Offering.

2. REGISTRATION RIGHTS.

2.1. Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights with respect to any proposed public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in Hong Kong or any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2. Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Preferred Shares issued (A) as a result of the Restructuring to reflect the corresponding preferred shares issued under the Share Purchase Agreement and the Witty Restructuring, or (B) pursuant to the Right of Participation (as defined in Section 3.1), (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares described in clause (1) of this subsection (b), (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holders of Preferred Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Section 2, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

2.3. Demand Registration.

(a) Request by Holders. If the Company shall, at any time after the earlier of (i) the fourth (4th) anniversary of the date of this Agreement or (ii) six (6) months following the taking effect of a registration statement for a Qualified Initial Public Offering, receive a written request from the Holders of at least 25% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) (or any lesser percentage if the anticipated gross proceeds to the Company from such proposed offering would exceed US$5,000,000) of the Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.3. For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws in the condition that the Company is not at that time eligible to use Form F-3.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty percent (20%) (or any lesser percentage if the anticipated gross proceeds to the Company from such proposed offering would exceed $5,000,000) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4. Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Holder of Registrable Securities shall be granted piggyback registration rights superior to those of the Holders of the Preferred Shares without the consent in writing of the Preferred Majority.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5. Form F-3. In case the Company shall receive from any Holder a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such sixty (60) day period;

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4 (a); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6. Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses, underwriting discounts and commissions, and fees for special counsel of the Holders participating in such registration) shall be borne by the Company; provided, however, the expenses in excess of $25,000 of any special audit required in connection with a Demand Registration shall be borne pro rata by the Holders participating in such registration. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10. No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.11. Transfer of Rights. The registration rights may be transferred provided that the Company is given written notice thereof and provided that the transfer a) is in connection with a Transfer of all securities of the transferor, or b) is to constituent partners or shareholders who agree to act through a single representative.

2.12. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.13. Market Stand-Off. Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The Company shall use commercially reasonable efforts to take all steps to shorten such lock-up period. The foregoing provision of this Section 2.13 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all other shareholders of the Company enter into similar agreements, and if the Company or any underwriter releases any other shareholder from his, her or its sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified Initial Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.13.

2.14. Termination. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.3, 2.4 or 2.5 more than five (5) years after taking effect of a registration statement for a Qualified Public Offering, or, if all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act, whichever occurs first.

3. RIGHT OF PARTICIPATION.

3.1. General. Without the prior written approval of the Preferred Majority, the Company shall not issue any New Securities (as defined in Section 3.3). Any holders of Preferred Shares, and its assignees, to whom the rights under this Section 3 have been duly assigned in accordance with Section 6 (hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2. Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is equal to the product obtained by multiplying (x) the aggregate number of the New Securities to be issued by the Company by (y) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation. For the purpose of this Agreement, “fully-diluted” means, with respect to the capitalization of the Company, all warrants, options and convertible securities of the Company are taken into account and assumed to be exercised.

3.3. New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are (including, without limitation, the creation, issuance, sale or sponsorship of any cryptocurrency, decentralized application tokens, protocol tokens, blockchain-based assets or other cryptofinance coins, tokens or similar digital assets by the Company, an officer of the Company or any direct or indirect majority-owned subsidiary of the Company), or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board (including the approval of each Investor Director);

(b) any Preferred Shares issued as a result of the Restructuring to reflect the corresponding preferred shares issued under the Share Purchase Agreements and the Witty Restructuring, as such agreement may be amended and any Class A Ordinary Shares issued pursuant to the conversion thereof;

(c) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d) any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(e) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization approved by the Board (including the approval of each Investor Director) in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; or

(f) any securities issued pursuant to a Qualified Initial Public Offering.

3.4. Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities, at least thirty (30) business days before the issuance day. Each Participation Rights Holder shall have fifteen (15) business days from the date of receipt of any such First Participation Notice (the “First Participation Period”) to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within First Participation Period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant, other than a Participating Rights Holder who fails or declines to exercise its Right of Participation in accordance with subsection (a) above, shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within in two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants.

(c) Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice. The transaction in connection with the New Securities purchased by the Participation Right Holders pursuant to this Section 3 shall be consummated within forty-five (45) days following the receipt of the Second Participation Notice from the Right Participants in respect of the desire to purchase such New Securities.

3.5. Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within fifteen (15) days following the issuance of the First Participation Notice, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice, provided that the prospective purchaser of such New Securities shall comply with this Agreement and Articles, as maybe amended from time to time，to the fullest extent or otherwise approved by the Participation Rights Holder. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6. Termination. The Right of Participation for each Participation Rights Holder shall terminate upon a Qualified Initial Public Offering.

4. TRANSFER RESTRICTIONS.

4.1. Certain Definitions. For purposes of this Section 4, “Ordinary Shares” means (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon conversion of the Company’s outstanding Preferred Shares, (iii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iv) the Ordinary Shares issuable upon conversion of any outstanding convertible securities; “Preferred Shareholder” means any holder of the Preferred Shares and its permitted assignees to whom its rights under this Section 4 have been duly assigned in accordance with this Agreement; and “Ordinary Shareholder” means any holder of Ordinary Shares of the Company.

4.2. Preferred Shareholder’s Right of First Refusal. Subject to Section 4.5 of this Agreement, if any holder of Ordinary Shares of the Company proposes to sell or transfer any Ordinary Shares held by it (the “Selling Shareholder”), then such Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and each of the Preferred Shareholder (the “Non-Selling Shareholders”) prior to such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Ordinary Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. The Non-Selling Shareholders shall have an option for a period of thirty (30) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice. The Non-Selling Shareholders may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Shareholder in writing before expiration of such thirty (30) days period as to the number of shares that it wishes to purchase. Each Non-Selling Shareholder will have the right, exercisable upon written notice (the “Non-Selling Shareholder’s First Refusal Notice”) to the Selling Shareholder, the Company and each other Non-Selling Shareholder within thirty (30) days after receipt of the Transfer Notice (the “Non-Selling Shareholder’s First Refusal Period”) of its election to exercise its right of first refusal hereunder. The Non-Selling Shareholder’s First Refusal Notice shall set forth the number of Offered Shares that such Non-Selling Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Non-Selling Shareholder. Such right of first refusal shall be exercised as follows:

(a) First Refusal Allotment. Each Non-Selling Shareholder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) held by such Non-Selling Shareholder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) owned by all Non-Selling Shareholders at the time of the transaction who elect to participate in the right of first refusal purchase. A Non-Selling Shareholder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the Non-Selling Shareholder’s First Refusal Period to purchase all or part of its First Refusal Allotment of the Offered Shares. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising Non-Selling Shareholders shall, at the exercising Non-Selling Shareholders’ sole discretion, within five (5) days after the end of the Non-Selling Shareholder’s First Refusal Period, make such adjustment to the First Refusal Allotment of each exercising Non-Selling Shareholder so that any remaining Offered Shares may be allocated to those Non-Selling Shareholders exercising their rights of first refusal on a pro rata basis.

(b) Purchase Price and Payment. The purchase price for the Offered Shares to be purchased by the Non-Selling Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Company, the Selling Shareholder and the Non-Selling Shareholders, absent fraud or error. The transaction in connection with the Offered Shares purchased by the Non-Selling Shareholders shall be consummated within forty-five (45) days following the date of the Transfer Notice by wire transfer or check as directed by the Selling Shareholder.

(c) Expiration Notice. Within ten (10) days after the expiration of the Non-Selling Shareholder’s First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder and the Non-Selling Shareholders specifying either (i) that all of the Offered Shares were subscribed by the Non-Selling Shareholders exercising their rights of first refusal, or (ii) that the Non-Selling Shareholders have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale right of the holders of the Preferred Shares described in the Section 4.3 below.

(d) Rights of a Selling Shareholder. If any Non-Selling Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the Non-Selling Shareholder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Non-Selling Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Non-Selling Shareholder.

4.3. Preferred Shareholder’s Co-Sale Right. In the event that the Non-Selling Shareholders have not exercised their right of first refusal with respect to any or all of the Offered Shares, then the remaining Offered Shares not subscribed for under the right of first refusal pursuant to Section 4.2 above shall be subject to co-sale rights under this Section 4.3 and each Preferred Shareholder who have not exercised any of its right of first refusal with respect to the Offered Shares shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Preferred Shareholder (the “Co-Sale Notice”) within thirty (30) days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Ordinary Shares (on both an absolute and as-converted to Ordinary Shares basis) that such participating Preferred Shareholder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Preferred Shareholder. To the extent one or more of the Preferred Shareholder exercise such right of participation in accordance with the terms and conditions set forth below, the number of Ordinary Shares that such Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Preferred Shareholder shall be subject to the following terms and conditions:

(a) Co-Sale Pro Rata Portion. Each Preferred Shareholder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Preferred Shareholder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Preferred Shareholder who elect to exercise their co-sale rights (if any Preferred Shareholder does not elect to exercise the co-sale right to the full extent then its Ordinary Shares (on as-converted basis) for calculation in the numerator and denominator shall be proportionately reduced) and the Selling Shareholder (“Co-Sale Pro Rata Portion”).

(b) Transferred Shares. Each participating Preferred Shareholder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

(i) the number of Ordinary Shares which such Preferred Shareholder elects to sell;

(ii) that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Preferred Shareholder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Preferred Shareholder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.3(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii) a combination of the above.

(c) Payment to Preferred Shareholder. The share certificate or certificates that the participating Preferred Shareholder delivers to the Selling Shareholder pursuant to Section 4.3(b) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Preferred Shareholder that portion of the sale proceeds to which such Preferred Shareholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Preferred Shareholder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Ordinary Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Preferred Shareholder.

(d) Right to Transfer. To the extent the Preferred Shareholder do not elect to purchase, or to participate in the sale of, any or all of the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Preferred Shareholder of the Transfer Notice, conclude a transfer of the Offered Shares covered by the Transfer Notice and not elected to be purchased by the Company or the Non-Selling Shareholders, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. Any prospective purchaser of such shares shall comply with this Agreement and Articles, as maybe amended from time to time, to the fullest extent. Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Ordinary Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the Non-Selling Shareholders and the co-sale right of the Preferred Shareholder and shall require compliance by the Selling Shareholder with the procedures described in Sections 4.2, and 4.3 of this Agreement.

4.4. Permitted Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Preferred Shareholder as set forth in the Section 4.2 and Section 4.3 above shall not apply to (a) any Transfer (as defined below) of Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; (b) any Transfer to the parents, children or spouse, or to trusts for the benefit of such persons, of any holder of Ordinary Shares for bona fide estate planning purposes; or (c) any Transfer by any Ordinary Shareholder of up to 7,611,283 Ordinary Shares in the Company in the aggregate (each transferee pursuant to the foregoing subsections (a), (b) and (c), a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholder to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder and such Transfer shall not cause a change of control in the Company.

4.5. Prohibited Transfers. Except for transfers by a holder of Ordinary Shares to its Permitted Transferees as provided in Section 4.4 above, none of the holders of Ordinary Shares or their Permitted Transferees shall, without the prior written consent of the Preferred Majority or their permitted assigns, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions (the “Transfer”) any Company securities held by him to any person on or prior to a Qualified Initial Public Offering. Any attempt by a party to transfer any Ordinary Shares in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Preferred Majority or its permitted assigns.

4.6. Notwithstanding anything to the contrary, Section 4.2, 4.3 and 4.5 shall not apply to any proposed Transfer of Preferred Shares or Ordinary Shares issued or issuable upon conversion of Preferred Shares by the Preferred Shareholder, without prejudice to the rights of the Preferred Shareholder to purchase any Offered Shares to be transferred by any other shareholders pursuant to Section 4.2 and 4.3. Notwithstanding the foregoing, without the consent of the Founder, none of the Preferred Shareholders and/or their transferee(s) or assignee(s) may transfer any equity securities of the Company to any Competitors of the Company as listed in Exhibit E attached hereto, which list may be updated every twelve (12) months with the prior written approval of the Board (including the affirmative votes of each Investor Director, which approval shall not be unreasonably withheld) in good faith.

4.7. The shareholders specifically agree that the restrictions with regard to the Transfer of the Ordinary Shareholders’ shares in the Company as described under this Section 4 shall apply equally to Transfer of the shares of the BVI Company, as if each of the provisions under this Section 4 has been repeated under this Section 4.7 with regard to Transfer of the shares of the BVI Company except that the reference to the shares in the Company has been revised to refer to the shares in the BVI Company, as applicable, so that the result of such restrictions on the indirect Transfer of the shares in the Company by transferring the shares in the BVI Company is the same as if the BVI Company directly transfers the relevant shares in the Company.

4.8. Restriction on Indirect Transfers. Notwithstanding anything to the contrary contained herein, without the prior written approval of the Preferred Majority:

(a) (i) the Founder shall not, directly or indirectly, Transfer any equity interest held, directly or indirectly, by him in the relevant BVI Company to any person; and (ii) the BVI Company shall not, and the Founder shall not cause the BVI Company to, issue to any person any equity securities of the BVI Company or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the BVI Company.

(b) the Founder and the BVI Company shall not, or shall not cause or permit any other person to, directly or indirectly, Transfer any equity interest held or controlled by him or the BVI Company respectively in the Company to any person. Any Transfer in violation of this Section 4.8 shall be void and the Company hereby agrees it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such equity interest.

(c) Except in compliance with this Agreement, each Group Company shall not, and the Founder shall not (i) Transfer any equity interest held, directly or indirectly, by it, him and/or in the Group Companies to any person; and (ii) cause any Group Company to, issue to any person any equity securities of such Group Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Group Company.

4.9. Guarantees by the Founder. The Founder hereby guarantees and warrants the performance and obligations of the BVI Company under this Agreement.

4.10. Legend.

(a) Each certificate representing the Ordinary Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.10(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

4.11. Term. The provisions under this Section 4 shall terminate upon a Qualified Initial Public Offering.

5. LIQUIDATION.

5.1. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series E Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series D Preferred Shares, the holders of the Series C Preferred Shares, the holders of the Class B Preferred Shares, the holders of the Series A Preferred Shares, the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series E Preferred Share that equals to (i) one hundred and twenty five percent (125%) of the applicable Series E Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Series E Preferred Share Preference Amount”). After the full Series E Preferred Share Preference Amount on all outstanding Series E Preferred Shares has been paid, the holders of the Series D Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series C Preferred Shares , the holders of the Class B Preferred Shares, the holders of the Series A Preferred Shares, the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series D Preferred Share equals to (i) one hundred percent (100%) of the applicable Series D Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Series D Preferred Share Preference Amount”). After the full Series D Preferred Share Preference Amount on all outstanding Series D Preferred Shares has been paid, the holders of the Series C Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Class B Preferred Shares, the holders of the Series A Preferred Shares, the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Series C Preferred Share equals to (i) one hundred percent (100%) of the applicable Series C Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Series C Preferred Share Preference Amount”). After the full Series C Preferred Share Preference Amount on all outstanding Series C Preferred Shares has been paid, the holders of the Class B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares, the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per Class B Preferred Share equals to (i) one hundred percent (100%) of the applicable Class B Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Class B Preferred Share Preference Amount”). After the full Class B Preferred Share Preference Amount on all outstanding Class B Preferred Shares has been paid but prior to any distribution to the holders of the Ordinary Shares, the holders of the Series A Preferred Shares shall be entitled to receive an amount per Series A Preferred Share equals to (i) one hundred percent (100%) of the Series A Deemed Preferred Share Issue Price, plus (ii) all accrued or declared but unpaid dividends thereon (collectively, the “Series A Preferred Share Preference Amount”, together with the Class B Preferred Share Preference Amount, the Series C Preferred Share Preference Amount, the Series D Preferred Share Preference Amount and the Series E Preferred Share Preference Amount, the “Preferred Share Preference Amount”). After the full Preferred Share Preference Amount on all outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares. If the Company has insufficient assets to permit payment of the Series E Preferred Share Preference Amount in full to all holders of Series E Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series E Preferred Shares in proportion to the full Series E Preferred Share Preference Amount each such holder of Series E Preferred Shares would otherwise be entitled to receive under this Section 5.1. If the Company has insufficient assets to permit payment of the Series D Preferred Share Preference Amount in full to all holders of Series D Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series D Preferred Shares in proportion to the full Series D Preferred Share Preference Amount each such holder of Series D Preferred Shares would otherwise be entitled to receive under this Section 5.1. If the Company has insufficient assets to permit payment of the Series C Preferred Share Preference Amount in full to all holders of Series C Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series C Preferred Shares in proportion to the full Series C Preferred Share Preference Amount each such holder of Series C Preferred Shares would otherwise be entitled to receive under this Section 5.1. If the Company has insufficient assets to permit payment of the Class B Preferred Share Preference Amount in full to all holders of Class B Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Class B Preferred Shares in proportion to the full Class B Preferred Share Preference Amount each such holder of Class B Preferred Shares would otherwise be entitled to receive under this Section 5.1. If the Company has insufficient assets to permit payment of the Series A Preferred Share Preference Amount in full to all holders of Series A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A Preferred Shares in proportion to the full Series A Preferred Share Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive under this Section 5.1. For the purpose of this Agreement, the “Series E Deemed Preferred Share Issue Price” means US$2.33984442 per share for each Series E Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein; the “Series D Deemed Preferred Share Issue Price” means US$1.182455131 per share for each Series D Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein; the “Series C Deemed Preferred Share Issue Price” means US$0.568621807 per share for each Series C Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein; the “Class B Deemed Preferred Share Issue Price” means (i) with respect to the Series B Preferred Shares, US$0.1800 per share for each Series B Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein; and (ii) with respect to the Series B-1 Preferred Shares, US$0.314556745 per share for each Series B-1 Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein (as the case may be); the “Series A Deemed Preferred Share Issue Price” means US$0.0455 per share for each Series A Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise provided herein.

5.2. Unless waived in writing by the Series A Preferred Majority, the Class B Preferred Majority (including the affirmative vote of the holders of at least fifty percent (50%) of the outstanding Series B-1 Preferred Shares (the “Series B-1 Preferred Majority”)), the Series C Preferred Majority, the Series D Preferred Majority and the Series E Preferred Majority, (i) the acquisition of the Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred, (ii) the exclusive licensing of all or substantially all of the Company’s proprietary rights; or (iii) a sale, transfer or other disposition of all or substantially all the Company’s assets (the “Liquidation Event”), shall be deemed a liquidation, dissolution or winding up of the Company, such that the provision of Section 5.1 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Section 5 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 5 have been complied with, or (ii) cancel such transaction.

5.3. Notwithstanding any other provision of this Section 5, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

5.4. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote from each Investor Director. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)

If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board. The Series A Preferred Majority or the Series B Preferred Majority (as defined in the Articles) or the Series B-1 Preferred Majority or the Series C Preferred Majority or the Series D Preferred Majority or the Series E Preferred Majority shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Section 5, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

6. ASSIGNMENT AND AMENDMENT.

6.1. Assignment and Amendment. Notwithstanding anything herein to the contrary:

(a) Information Rights; Registration Rights. The Information and Inspection Rights under Section 1.1 may be assigned to any holder of Preferred Shares; and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities, provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.

(b) Right of Participation; Right of First Refusal; Co-Sale Right. The rights of the Preferred Shareholder under Sections 3 and 4 are fully assignable in connection with a transfer of shares of the Company by such Preferred Shareholder; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Preferred Shareholder stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

6.2. Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the Series A Investors, by the Series A Preferred Majority and their permitted assigns; (iii) as to the Series B Investors, by the Series B Preferred Majority and their permitted assigns; (iv) as to the Series B-1 Investors, by the Series B-1 Preferred Majority and their permitted assigns; (v) as to the Series C Investors, by the Series C Preferred Majority and their permitted assigns; (vi) as to the Series D Investors, by the Series D Preferred Majority and their permitted assigns; (vii) as to the Series E Investors, by the Series E Preferred Majority and their permitted assigns; provided that, any amendment or waiver that affects any holder of Preferred Shares of any class or series in a disproportionate and adverse manner than the effect of such amendment or waiver on other holders of Preferred Shares of such class or series shall require the written consent of such holder of Preferred Shares so disproportionately and adversely affected; provided, however, that any holder of Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Preferred Shares or their assigns; and (vii) as to the holders of Ordinary Shares, by persons or entities holding a majority of the Ordinary Shares and their assigns; provided, however, that any holder of Ordinary Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Ordinary Shares or their assigns. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Company, the Investors, the holders of Ordinary Shares and their respective assigns.

7. CONFIDENTIALITY AND NON-DISCLOSURE.

7.1. Disclosure of Terms. The terms and conditions of this Agreement, the Share Purchase Agreement, the EW Shareholders Agreement, the Witty Restructuring and the Restructuring, and all exhibits attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder, and the disclosure of such information, in the sole discretion of the Company, to comply with applicable laws and regulations, including the securities laws and stock exchange rules for its proposed initial public offering.

7.2. Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

7.3. Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

7.4. Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement, the Share Purchase Agreement, the EW Shareholders Agreement, the Witty Restructuring and the Restructuring, any of the exhibits attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 7, such party (the “Disclosing party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing party.

7.5. Other Information. The provisions of this Section 7 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

7.6. Notices. All notices required under this section shall be made pursuant to Section 12.1 of this Agreement.

8. PROTECTIVE PROVISIONS.

In addition to such other limitations as may be provided in the Articles, for so long as any Preferred Shares are outstanding, the following acts of the Company shall require the prior written approval of the Preferred Majority, or the written approval of more than fifty percent (50%) of the directors of the Board (including the approval of each Investor Director), as the case maybe. For the purpose of this Section 8, the term “Company” means, the Company itself as well as any and all the subsidiaries of the Company (including but not limited to the other Group Companies), to the extent and where applicable. Notwithstanding anything to the contrary contained herein, where any such action requires a special resolution or ordinary resolution of the shareholders in accordance with the Companies Law (Revised) of the Cayman Islands and if the shareholders vote in favor of such act but the approval of the Preferred Majority has not yet been obtained, the holders of the Preferred Shares who vote against such act at a meeting of the shareholders in aggregate shall have the voting rights equal to the aggregate voting power of all the shareholders who voted in favor of such act plus one.

(a) any issuance or sale of any equity or debt securities of the Company, excluding any issuance of Class A Ordinary Shares upon conversion of the Preferred Shares (including, without limitation, the creation, issuance, sale or sponsorship of any cryptocurrency, decentralized application tokens, protocol tokens, blockchain-based assets or other cryptofinance coins, tokens or similar digital assets by the Company, an officer of the Company or any direct or indirect majority-owned subsidiary of the Company);

(b) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Preferred Shares;

(c) any action that authorizes, creates or issues any class of shares of the capital of the Company having preferences superior to or on a parity with the Preferred Shares;

(d) any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets superior to or on a parity with the preference of the Preferred Shares;

(e) any act that repurchases, redeems or retires any of the Company’s voting securities (excluding (i) pursuant to contractual rights to repurchase Ordinary Shares or Preferred Shares held by employees, directors or consultants of the Company or its subsidiaries upon termination of their employment or services, or pursuant to the exercise of a contractual right of first refusal held by the Company, or (ii) the redemption entitled by the holders of relevant class or series of shares as set forth in the Articles);

(f) any increase or decrease in the authorized share capital or registered capital, as applicable, of the Company;

(g) any amendment of the Company’s Memorandum and Articles of Association or other charter documents of the Company;

(h) the declaration or payment of a dividend or other distributions on any securities of the Company;

(i) any increase or decrease of the authorized size of the board of directors of the Company, or any amendment of the rules to appoint or remove the directors of the Company;

(j) the liquidation, dissolution or winding up of the Company;

(k) any consolidation, merger, corporate reorganization, transaction or series of transactions of the founder, in which in excess of fifty percent (50%) of the Company’s voting power is transferred or in which all or substantially all the assets of the Company are sold;

(l) the sale of all or substantially all of any of the Company’s assets, or any material asset or undertaking of the Company;

(m) any Transfer of the shares or equity interest of the Company directly or indirectly held by the Founder, or dispose of or dilute the Company’s interest, directly or indirectly, in any of its subsidiaries, unless otherwise provided herein;

(n) any establishment, alteration or termination of any profit sharing scheme or any employee share option or share participation schemes, or any grant of options or warrants under such scheme;

(o) incurrence of debt or assumption of any loan, facility or other financial obligation from a third party, or issue, assumption, provision of guarantee, charge, lien or indemnity warranty in favor of a third party, or creation of any liability (including without limitation any off-balance-sheet liability or contingent liability) by the Company, in excess of RMB3,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Company, or extension of loan by the Company to any third party in excess of RMB3,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Company, other than those in the ordinary course of business;

(p) creation of any liability on any patent, copy right, trademark, or any other intellectual property right of the Company;

(q) the initial public offering of any of the Shares or other equity or debt securities of the Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering);

(r) any equity investments in any other person or entity (including any direct or indirect establishment or any acquisition of any subsidiary);

(s) approval or removal of the auditor of the Company;

(t) any material change to the business of the Company, including entering new lines of business outside the existing business and exiting the current business;

(u) termination or any material amendment to the Restructuring Documents (as defined in the Share Purchase Agreement);

(v) settlement of litigation, arbitration or other disputes involving value of no less than US$500,000 in a single transaction or no less than US$3,000,000 in the aggregate in any consecutive twelve (12) months;

(w) appointment or removal of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Operating Officer;

(x) approval or material amendment (by more than 30% in any fiscal year) of the annual budget; or

(y) agreement or commitment by the Company to do any of the foregoing.

9. PREFERRED INVESTMENT OPTIONS

At any time after Closing, in the event that the any Group Company ceases to conduct or carry on the business of such Group Company substantially similar to those now conducted, and the Founder starts, participates or be engaged in any other new business and/or entity (the “New Entity”) in the manner as a founder, co-founder or principal, the Founder shall give to each Investor a written notice of his or her such intention , describing the New Entity, the amount and type of securities to be issued by such New Entity, the price and the general terms upon which the New Entity proposes to issue its securities. Each Investor shall have the right, but not the obligation, to invest in the New Entity and purchase its securities pre-emptively and prior to any third party.

10. DRAG ALONG RIGHT

10.1 Drag-Along. In the event that the Founder and the Preferred Majority (which shall include Series B-1 Preferred Majority) (collectively the “Drag Along Requestors”) approve a Trade Sale (as defined below) (a “Drag Along Transaction”) that has been approved by the Board (including the approval of each Investor Director), each of the Drag-Along Requestors shall have the right (the “Drag Along Right”) to require all other shareholders of the Company by giving a written notice (the “Drag Along Notice”) to all such parties, subject to and upon such terms and conditions as approved by the Drag Along Requestors, and such other shareholders of the Company shall:

(a) vote all voting Shares held by them in the same manner as the Drag-Along Requestors vote;

(b) provide any written waivers or consents necessary or desirable for the consummation of the Drag Along Transaction as requested by the Drag Along Requestors;

(c) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Drag-Along Transaction;

(d) execute and deliver all related documentation and take such other action in support of the Drag Along Transaction as shall reasonably be requested by the Company or the Drag Along Requestors; and

(e) in the event that the Drag Along Transaction is to be effected by the sale of Shares held by Drag Along Requestors, to sell all Shares of the Company held by such other shareholders of the Company (or in the event that the Drag-Along Requestors are selling fewer than all of their Shares held in the Company, Shares in the same proportion as the Drag Along Requestors are selling) to the person to whom the Drag Along Requestors propose to sell its Shares, on the same terms and conditions as the Drag-Along Requestors (subject to Section 10.3 below).

10.2 In no event shall a holder of Preferred Shares be required to do one or more of the following: (i) assume any obligations in connection with the Drag Along Transaction other than any customary obligations (which, for the avoidance of doubt, shall not include any non-compete provisions, non-solicitation provisions, exclusivity provisions or other restriction on the business of such holder of Preferred Shares or its Affiliates); (ii) give any representations and warranties in connection with such Drag Along Transaction other than those related to title and ownership of such holder’s Preferred Shares; (iii) be liable for the inaccuracy of any representation, warranty or covenant made by, or any obligation of, any other party to the Drag Along Transaction, other than the Company; and (iv) agree to any liability regime in which the aggregate liability, if any, of such holder of Preferred Shares in the Drag Along Transaction. including, without limitation, that arising from the breach or inaccuracy of any representations, warranties and covenants made by the Company or any obligation of the Company in connection with such Drag Along Transaction, is different to (x) several and not joint with any other party, and (y) pro rata in proportion to, but not exceeding, the amount of consideration actually received by such holder of Preferred Shares in connection with such Drag Along Transaction.

10.3 The Drag-Along Right shall terminate upon a Qualified Initial Public Offering.

10.4 The Parties acknowledge that any Trade Sale (as defined below) that triggers a Drag Along Transaction will be deemed to be a Liquidation Event and the proceeds received from the Drag Along Transaction will be distributed to the Shareholders in accordance with the liquidation preferences set forth in this Agreement and the Articles.

10.5 The term “Trade Sale” refers to any of the following events: (i) any transaction (or a series of related transactions, whether by a sale of equity, issuance of New Securities, merger or consolidation) in which an excess of 50% of a Group Company’s voting power outstanding before such transaction is transferred; (ii) the sale, transfer or other disposition of all or substantially all of the assets, or Intellectual Property of any Group Company; or (iii) the exclusive licensing of all or substantially all of any Group Company’s Intellectual Property.

11. MOST FAVORABLE NATION TREATMENT

The Seller Parties (as defined in the Share Purchase Agreement) jointly and severally undertake to the Investors that in the event any Group Company grants, issues, or provides any other existing investor, shareholder or Person (each, a “Relevant Person”) any right, privilege or protection (but excluding the rights, privileges or protections set forth in the Transaction Documents) more favorable than those granted to the Series E Investors or the Series D Investors or the Series C Investors or the Class B Investors, as the case may be, the Series E Investors, the Series D Investors, the Series C Investors or Class B Investors shall have the right to require that such Group Company concurrently grants, issues, or provides the same rights, privileges or protections to the Series E Investors or the Series D Investors or the Series C Investors or Class B Investors, as the case may be, pari passu with such Relevant Person.

12. GENERAL PROVISIONS.

12.1. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit D hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit D; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit D with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery (only with respect to facsimile), and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 12.1 by giving the other party written notice of the new address in the manner set forth above.

12.2. Entire Agreement. This Agreement and the Share Purchase Agreement, the restricted share agreement, any ancillary agreements (as defined in the Share Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Capitalized terms which are not defined hereinto shall have the same meaning as such in the Share Purchase Agreement.

12.3. Waiver. Each of the Series A Investors, the Series B Investors, the Series B-1 Investors, the Series C Investors and the Series D Investors hereby irrevocably releases the Sell Parties (as defined in the Share Purchase Agreement) from their obligations and liabilities arising out of the failure of performing any covenants after the applicable closing within the time limit as respectively set forth in the Series A Share Purchase Agreement, the Series B Share Purchase Agreement, the Series B-1 Share Purchase Agreement, the Series C Share Purchase Agreement and the Series D Share Purchase Agreement.

12.4. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong SAR without regard to principles of conflicts of law thereunder.

12.5. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

12.6. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

12.7. Successors and Assigns. Subject to the provisions of Section 6.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

12.8. Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

12.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures or that in electronic PDF format shall be deemed to be originals for purposes of the effectiveness of this Agreement.

12.10. Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

12.11. Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

12.12. Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Articles, the terms of this Agreement shall prevail. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Articles so as to eliminate such inconsistency.

12.13. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 12.13(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b).

12.14. Further Actions. Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Company.

12.15. Effective Date. This Agreement shall take effect and become binding on and enforceable against the parties hereto as of the date hereof.

12.16. Termination of QS Prior Shareholders Agreement. This Agreement supersedes and replaces the QS Prior Shareholders Agreement in its entirety, and such QS Prior Shareholders Agreement shall be of no further force or effect upon execution of this Agreement by the parties required to amend and restate the QS Prior Shareholders Agreement hereto. Each of the parties to the QS Prior Shareholders Agreement hereby expressly consents and agrees to this amendment and restatement of the QS Prior Shareholders Agreement and represents and warrants that this Agreement has been duly approved by the parties to the QS Prior Shareholders Agreement sufficient to constitute a valid amendment to the QS Prior Shareholders Agreement that is binding on all parties to the QS Prior Shareholders Agreement.

12.17. Termination. This Agreement and all rights and covenants contained herein (including those contained in Sections 1, 3, 4, 5, 6, 8, 9, 10 and 11) shall terminate and cease to have effect upon a Qualified Initial Public Offering; provided that, unless otherwise agreed by the parties hereto, any right or obligation stated, explicitly or otherwise, to continue to exist after a Qualified Initial Public Offering (including those under Section 2, 7 and 12) shall remain in force.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY:

QuantaSing Group Limited

By:	/s/ LI Peng
Name:	LI Peng (李鹏)
Title:	Director

THE BVI SUBSIDIARY:

Hundreds of Mountains Limited

By:	/s/ LI Peng
Name:	LI Peng (李鹏)
Title:	Director

THE HK SUBSIDIARY:

Witty Digital Technology Limited

By:	/s/ LI Peng
Name:	LI Peng (李鹏)
Title:	Director

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE WFOE:

Beijing Liangzizhige Technology Co., Ltd. (北京量子之歌科技有限公司)

By:	/s/ LI Peng
/s/ seal
Name:	LI Peng
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE PRC AFFILIATES:

Feierlai (Beijing) Technology Co., Ltd. (菲尔莱(北京)科技有限公司)

By:	/s/ Fanshuai Meng
/s/ seal
Name:	Fanshuai Meng
Title:	Authorized Signatory

Beijing Denggaoerge Network Technology Co., Ltd. (北京登高而歌网络科技有限公司)

By:	/s/ Xihao Liu
/s/ seal
Name:	Xihao Liu
Title:	Authorized Signatory

Beijing Shijiwanhe Information Consulting Co., Ltd. (北京世纪万合信息咨询有限公司)

By:	/s/ Guangfei Zhao
/s/ seal
Name:	Guangfei Zhao
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANY:

Even Par Holding Limited

By:	/s/ LI Peng
Name:	LI Peng (李鹏)
Title:	Director

THE FOUNDER:

/s/ LI Peng
Name: LI Peng (李鹏)

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

K2 EVERGREEN PARTNERS LIMITED

By:	/s/ Zhang Rui
Name: Zhang Rui
Title:	Director

K2 FAMILY PARTNERS LIMITED

By:	/s/ Zhang Rui
Name: Zhang Rui
Title: Director

K2 PARTNERS III LIMITED

By:	/s/ Zhang Rui
Name: Zhang Rui
Title: Director

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

DCM Ventures China Fund (DCM VIII), L.P.
DCM VIII, L.P.
DCM Affiliates Fund VIII, L.P.

By:	DCM Investment Management VIII, L.P.
its General Partner

By:	DCM International VIII, Ltd.
its General Partner

By:	/s/ Matthew C. Bonner
Name:	Matthew C. Bonner
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

GGV Discovery I, L.P.
By: GGV Discovery I L.L.C., its General Partner

By:	/s/ Terence JEN
Name: Terence JEN
Title: Attorney in Fact

GGV Capital VI Entrepreneurs Fund L.P.
By: GGV Capital VI Entrepreneurs Fund L.L.C., its General Partner

By:	/s/ Terence JEN
Name: Terence JEN
Title: Attorney in Fact

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Prospect Avenue Capital Inc.

By:	/s/ LIAO Ming
Name:	LIAO Ming
Title:	Director

Prospect Avenue Capital Limited Partnership
By: Prospect Avenue Capital Inc., its General Partner

By:	/s/ LIAO Ming
Name:	LIAO Ming
Title:	Authorized Signatory

Foley Square Investment Limited

By:	/s/ LIAO Ming
Name:	LIAO Ming
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

QIMING VENTURE PARTNERS VI, L.P. a Cayman Islands exempted limited partnership

By:	QIMING GP VI, L.P. a Cayman Islands exempted limited partnership
Its:	General Partner

By:	QIMING CORPORATE GP VI, LTD. a Cayman Islands exempted company
Its:	General Partner

	By:	/s/ Ryan Kendall Baker
Name: Ryan Kendall Baker
Title: Authorized Signatory

QIMING MANAGING DIRECTORS FUND VI, L.P. a Cayman Islands exempted limited partnership

By:	QIMING CORPORATE GP VI, LTD., a Cayman Islands exempted company
Its:	General Partner

	By:	/s/ Ryan Kendall Baker
Name: Ryan Kendall Baker
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

VM EDU Fund I, L.P.

By:	/s/ Yu Cui
Name: Yu Cui
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Lingfeng Capital Partners Fund I, LP

By:	/s/ Ning Ma
Name: Ning Ma
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Talent Venture Investment Limited

By:	/s/ Ju Zhang
Name: Ju Zhang
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

NEWBEEVC PTY.LTD.

By:	/s/ Liangping Gao
Name: Liangping Gao
Title: Authorized Signatory

EXHIBIT A

List of the BVI Subsidiary and the HK Subsidiary

EXHIBIT B

List of the WFOE

EXHIBIT C

List of the PRC Affiliates

EXHIBIT D

Notices

EXHIBIT E

Competitors of the Company